EXHIBIT 10.91

Board Member Retirement Process

Microsemi Corporation Board of Directors
Approved by vote of the board—May 14, 2002

At time of retirement from the Board or if a Board Member does not stand for re-election, the board member will be afforded the opportunity to:

➢
Receive one half (50%) of the quarterly board retainer they were being paid at the time of their retirement from the board. This retainer will be paid quarterly for a period of seven (7) years following their retirement for the board;

o	As part of receiving this retainer the “retired” board member agrees to provide up to 25 hours per quarter of consulting support on projects assigned to them by the President/CEO.

o	Any additional consulting support in excess of twenty-five hours per quarter can be billed to the company at a rate of $250 per hour. Maximum billing during any single year is $50,000.

o	Retainer payments will crease the first day of the quarter following the date a retired board member is unable to fulfill their “consulting support” responsibilities

➢
Continue the right to exercise any vested stock options for a term of seven years following the effective date of the individual’s retirement from the board or the normal expiration date of the stock option, whichever occurs first.

o	Any outstanding stock options will expire 90 days following the date a retired board member is unable to fulfill the above mentioned consulting arrangement.

o	Nothing in this process extends the expiration date of any stock option beyond the original expiration date of the stock option agreement.

➢	In order to be eligible for this retirement benefit, the board member must have served as a member of the Microsemi Corporation Board of Directors for a period of not less than five years.

➢	This process is effective December 1, 2001.